Exhibit 99.1

Gevo Reports First Quarter 2021 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – May 13, 2021 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the first quarter of 2021 and recent corporate highlights.

Recent Corporate Highlights

●

In January 2021, Gevo announced the plans for its innovative, world-class and novel Net-Zero 1 Project (“Net-Zero 1”) to be located in Lake Preston, South Dakota. Net-Zero 1 is expected to produce ~45MGPY of energy dense liquid hydrocarbons that, when burned as transportation fuels, should have a net-zero greenhouse gas footprint across the whole of the life cycle based on Argonne National Laboratories’ GREET model. The hydrocarbons would be sold into the gasoline and jet fuel markets under existing take-or-pay contracts. Net-Zero 1 is being designed to reduce or eliminate the fossil-based energy footprint to run the production facility. In addition, Net-Zero 1 is expected to produce ~300 million pounds per year of protein rich animal feed, and about 30 million pounds per year of corn oil. Net-Zero 1 is expected to produce its own biogas to be used to heat the production facility and provide a portion of the electricity needed to power the production facility. In addition, wind power is being developed and is expected to supply another portion of the electricity needed to run the production facility. Green hydrogen will also be produced from the renewable electricity as part of the production processes at Net-Zero 1. Net-Zero 1 is also expected to have its own water treatment plant to further improve the environmental footprint.

●	Front-End Engineering Design (“FEED”) work for Net-Zero 1 is on track and is expected to be completed in December 2021.

●

Gevo was on target and successfully broke ground and began construction of its renewable natural gas (“RNG”) project in Northwest Iowa (the “RNG Project”) in late April 2021. Start-up of the RNG Project is expected in early 2022. Gevo expects the RNG Project to generate $9-16 million of cash for Gevo on an annual basis beginning in late 2022.

●

In February 2021, Gevo signed an amendment to its Fuel Sales Agreement with Scandinavian Airlines System (“SAS”) for sustainable aviation fuel. The volume in the amendment is 5 million gallons per year, and is a “take-or-pay” contract worth ~$100 million of revenue across the life of the contract. This volume for the SAS contract is expected to be supplied by Gevo’s second Net-Zero Project beginning in 2024.

●

In January 2021, Gevo successfully completed a registered direct offering of 43.7 million shares of common stock at $8.0 per share. Total proceeds were $321.9 million, net of placement agent fees and other estimated offering expenses payable by the Company.

●	In January 2021, Gevo raised $135.8 million, net of fees, by issuing 24.4 million shares of common stock through its At-the-Market offering program.

●

In April 2021, Gevo closed a $68,155,000 “Green Bond” private activity bonds offering (the “Green Bond Offering”) to finance the construction of its RNG Project. The RNG Project will generate RNG captured from dairy cow manure. Gevo fully funded the RNG Project’s development costs and 100% of its equity capital from cash reserves. Gevo received approximately $9.3 million in reimbursement for development, long lead equipment, and financing costs incurred during the development period upon closing of the Green Bond Offering.

2021 First Quarter Financial Highlights

●	Ended the quarter with cash and cash equivalents of $525.3 million compared to $78.3 as of the end Q4 2020

●	Revenue of $0.1 million for the quarter compared to $3.8 million in Q1 2020

●	Loss from operations of ($9.9) million for the quarter compared to ($8.0) million in Q1 2020

●	Non-GAAP cash EBITDA loss[1] of ($7.8) million for the quarter compared to ($6.2) million in Q1 2020

●	Net loss per share of ($0.05) for the quarter compared to ($0.64) in Q1 2020

●	Non-GAAP adjusted net loss per share[2] of ($0.05) for the quarter compared to ($0.59) in Q1 2020

Commenting on the first quarter of 2021 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “the FEED engineering work is going well and is on schedule. The RNG plant is expected to be online in 2022 and begin to generate cash then. The interest in our product and the customer pipeline has increased significantly, which is extremely positive. Overall, things are going very well and we are successfully executing our business plans.”

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

First Quarter 2021 Financial Results

Revenue for the three months ended March 31, 2021 was $0.1 million compared with $3.8 million in the same period in 2020.

During the three months ended March 31, 2021, hydrocarbon revenue was nil compared with $0.1 million in the same period in 2020. Hydrocarbon sales decreased because of lower production volumes at Gevo’s demonstration plant at the South Hampton Resources, Inc. facility in Silsbee, Texas (the “South Hampton Facility”). Gevo’s hydrocarbon revenue is comprised of sales of sustainable aviation fuel and renewable premium gasoline.

During the three months ended March 31, 2021, no revenue was derived at Gevo’s production facility in Luverne, Minnesota (the “Luverne Facility”) related to ethanol sales and related products, a decrease of approximately $3.7 million from the same period in 2020. As a result of COVID-19 and in response to an unfavorable commodity environment, Gevo terminated its production of ethanol and distiller grains in March 2020. Gevo’s Luverne Facility is not currently producing ethanol but is performing maintenance in preparation for isobutanol production expected to begin in June 2021. Currently, the South Hampton Facility is not producing renewable premium gasoline or jet fuel. Gevo expects to produce isobutanol in intermittent campaigns during 2021 to supply the South Hampton Facility so that renewable premium gasoline or jet fuel can be produced in 2021.

Cost of goods sold was $2.0 million for the three months ended March 31, 2021, compared with $8.1 million in the same period in 2020, primarily as a result of terminating ethanol production due to COVID-19 and in response to an unfavorable commodity environment. Cost of goods sold included approximately $0.9 million associated with the maintenance of the Luverne Facility and approximately $1.1 million in depreciation expense for the three months ended March 31, 2021.

Gross loss was $1.9 million for the three months ended March 31, 2021, compared with a $4.3 million gross loss in the same period in 2020.

Research and development expense increased by $0.8 million during the three months ended March 31, 2021 compared with the same period in 2020, due primarily to an increase in personnel and consultant expenses.

Selling, general and administrative expense increased by $1.2 million during the three months ended March 31, 2021, compared with the same period in 2020, due primarily to an increase in personnel and consulting expenses.

Preliminary stage project costs increased by $2.6 million during the three months ended March 31, 2021, compared with the same period in 2020, due primarily to increased consulting and research and development expenses related to our RNG and Net-Zero projects.

Loss from operations in the three months ended March 31, 2021 was $9.9 million, compared with a $8.0 million loss from operations in the same period in 2020.

Non-GAAP cash EBITDA loss3 in the three months ended March 31, 2021 was $7.8 million, compared with a $6.2 million non-GAAP cash EBITDA loss in the same period in 2020.

Interest expense in the three months ended March 31, 2021 was nil, a decrease of $0.5 million as compared to the same period in 2020, due to the conversion of all of Gevo’s 12% convertible senior secured notes due 2020/2021 to common stock during 2020.

In the three months ended March 31, 2021, Gevo recognized net non-cash loss totaling $0.1 million due to changes in the fair value of certain of its financial instruments, such as warrants.

Gevo incurred a net loss for the three months ended March 31, 2021 of $10.1 million, compared with a net loss of $9.3 million during the same period in 2020. Non-GAAP adjusted net loss4 for the three months ended March 31, 2020 was $10.0 million, compared with a non-GAAP adjusted net loss of $8.5 million during the same period in 2020.

Cash at March 31, 2021 was $525.3 million compared to $78.3 as of the end Q4 2020.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, Carolyn M. Romero, Chief Accounting Officer, and Geoffrey T. Williams, Jr., Vice President - General Counsel & Secretary. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (833) 729-4776 (inside the U.S.) or 1 (830) 213-7701 (outside the U.S.) and reference the access code 6295166# or through the event weblink https://edge.media-server.com/mmc/p/ocbho96s.

A replay of the call and webcast will be available two hours after the conference call ends on May 13, 2021. To access the replay, please dial 1 (855) 859-2056 (inside the U.S.) or 1 (404) 537-3406 (outside the U.S.) and reference the access code 6295166#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented, technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low carbon products such as gasoline components, jet fuel, and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s business development activities, Gevo’s Net-Zero Projects, Gevo’s RNG Project, the FEED engineering work, Gevo’s offtake agreements, Gevo’s plans to develop its business, Gevo’s ability to successfully construct and finance its operations and growth projects, Gevo’s ability to achieve cash flow from its planned projects, the ability of Gevo’s products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2020 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheets Information

(Unaudited, in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$525,323	$78,338
Accounts receivable	92	527
Inventories	2,452	2,491
Prepaid expenses and other current assets	5,657	1,914
Total current assets	533,524	83,270

Property, plant and equipment, net	70,696	66,408
Deposits and other assets	4,508	2,421
Total assets	$608,728	$152,099

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$9,710	$4,125
Loans payable – other (current)	1,016	807
Total current liabilities	10,726	4,932

Loans payable – other (long-term)	212	447
Other long-term liabilities	2,099	341
Total liabilities	13,037	5,720

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 198,050,449 and 128,138,311 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively.	1,981	1,282
Additional paid-in capital	1,101,939	643,269
Accumulated deficit	(508,229)	(498,172)
Total stockholders' equity	595,691	146,379
Total liabilities and stockholders' equity	$608,728	$152,099

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue
Ethanol sales and related products, net	$-	$3,700
Hydrocarbon revenue	13	125
Grant and other revenue	80	-
Total revenues	93	3,825

Cost of goods sold	1,994	8,139

Gross loss	(1,901)	(4,314)

Operating expenses
Research and development expense	1,378	580
Selling, general and administrative expense	3,872	2,627
Preliminary stage project costs	2,727	156
Restructuring expenses	-	299
Total operating expenses	7,977	3,662

Loss from operations	(9,878)	(7,976)

Other income (expense)
Interest expense	(5)	(545)
(Loss) on modification of 2020 Notes	-	(669)
(Loss) gain from change in fair value of derivative warrant liability	(53)	7
(Loss) from change in fair value of 2020/21 Notes embedded derivative liability	-	(100)
Other (expense) income	(121)	30
Total other income (expense), net	(179)	(1,277)

Net loss	$(10,057)	$(9,253)

Net loss per share - basic and diluted	$(0.05)	$(0.64)
Weighted-average number of common shares outstanding - basic and diluted	183,566,524	14,472,798

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2020	128,138,311	$1,282	$643,269	$(498,172)	$146,379

Issuance of common stock, net of issue costs	68,170,579	682	457,008	-	457,690
Issuance of common stock upon exercise of warrants	1,863,058	18	1,099	-	1,117
Non-cash stock-based compensation	-	-	562	-	562
Issuance of common stock under stock plans, net of taxes	(121,499)	(1)	1	-	-
Net loss	-	-	-	(10,057)	(10,057)

Balance, March 31, 2021	198,050,449	$1,981	$1,101,939	$(508,229)	$595,691

Balance, December 31, 2019	14,083,232	$141	$530,349	$(457,986)	$72,504

Issuance of common stock, net of issue costs	425,776	4	902	-	906
Non-cash stock-based compensation	-	-	336	-	336
Issuance of common stock under stock plans, net of taxes	105,882	-	-	-	-
Net loss	-	-	-	(9,253)	(9,253)

Balance, March 31, 2020	14,614,890	$145	$531,587	$(467,239)	$64,493

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Operating Activities
Net loss	$(10,057)	$(9,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) from change in fair value of derivative warrant liability	53	(7)
Loss from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	-	100
Stock-based compensation	925	172
Depreciation and amortization	1,149	1,649
Non-cash lease expense	17	15
Non-cash interest expense	2	150
Changes in operating assets and liabilities:
Accounts receivable	435	983
Inventories	39	520
Prepaid expenses and other current assets, deposits and other assets	(4,273)	(167)
Accounts payable, accrued expenses and long-term liabilities	4,545	(1,137)
Net cash used in operating activities	(7,165)	(6,975)

Investing Activities
Acquisitions of property, plant and equipment	(4,630)	(790)
Net cash used in investing activities	(4,630)	(790)

Financing Activities
Debt and equity offering costs	(31,683)	(52)
Proceeds from issuance of common stock and common stock warrants	489,373	958
Proceeds from the exercise of warrants	1,117	-
Payments on long-term debt	(27)	(154)
Net cash provided by financing activities	458,780	752

Net increase (decrease) in cash and cash equivalents	446,985	(7,013)

Cash and cash equivalents
Beginning of period	78,338	16,302

End of period	$525,323	$9,289

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
Non-GAAP Cash EBITDA:	2021	2020

Loss from operations	$(9,878)	$(7,976)
Depreciation and amortization	1,149	1,649
Non-cash stock-based compensation	925	172
Non-GAAP cash EBITDA	$(7,804)	$(6,155)

Non-GAAP Adjusted Net Loss:

Net Loss	$(10,057)	$(9,253)
Adjustments:
(Loss) on modification of 2020 Notes	-	(669)
(Loss) gain from change in fair value of derivative warrant liability	(53)	7
(Loss) from change in fair value of the 2020/21 Notes and 2020 Notes embedded derivative liability	-	(100)
Total adjustments	(53)	(762)

Non-GAAP Net Loss	$(10,004)	$(8,491)
Weighted-average number of common shares outstanding - basic and diluted	183,566,524	14,472,798
Net loss per share - basic and diluted	$(0.05)	$(0.64)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.05)	$(0.59)

Investor and Media Contact

+1 720-647-9605
IR@gevo.com